Exhibit 21.1

Subsidiaries of Cadence Bancorporation

(as of December 31, 2016)

Subsidiary	Jurisdiction of Organization
Cadence Bank, N.A.	United Sates
Linscomb & Williams, Inc.	Texas
Cadence Investment Services, Inc.	Alabama
SFS, LLC	Alabama
Superior Financial Services, LLC	Alabama
Cadence Holdings, LLC	Alabama
Town & Country Insurance Agency, Inc.	Texas
Cadence Insurance Services, Inc.	Alabama
Encore Capital Trust II	Connecticut
Encore Capital Trust III	Delaware
NBC Capital Corporation (MS) Statutory Trust I	Connecticut